Exhibit 99.1

Landec Corporation Reports First Half and Second Quarter Fiscal Year 2009 Results

MENLO PARK, Calif.--(BUSINESS WIRE)--January 6, 2009--Landec Corporation (Nasdaq:LNDC), today reported results for the first half and second quarter of fiscal year 2009. Revenues for the first six months of fiscal year 2009 increased 7% to $129.8 million compared to revenues of $121.6 million for the same period a year ago. Net income for the first six months decreased to $4.3 million or $0.16 per diluted share compared to net income of $6.2 million or $0.23 per diluted share for the same period last year.

“We increased revenues, generated net income and increased our cash flow from operations by 52% to $3.3 million during the first half of fiscal year 2009 compared to the first half of fiscal year 2008,” stated Gary Steele, Chairman and CEO of Landec. “We have recently felt the impact from the slumping U.S. economy and the decline in consumer spending. For the six months ended November 30, 2008, we estimate that overall industry unit volume shipments in the fresh-cut vegetable category declined 6% and this decline accelerated to 12% during our second fiscal quarter. For both the three months and six months ended November 30, 2008, Landec continued to increase its market share in the fresh-cut vegetable category. Our unit volume growth in the fresh-cut vegetable category increased 1% for the six months ended November 30, 2008 and decreased 7% during the second fiscal quarter of 2009 compared to the same periods last year, reflecting better results than the estimated category declines for each period. At this time, it is not possible to predict the direction of the fresh-cut vegetable category for the second half of our fiscal year but we are hopeful that recent declines in the category will level off in the near term and return to positive growth by the beginning of our fourth fiscal quarter.”

“Given the results through the first six months of fiscal year 2009, we are currently projecting that we will not achieve our original guidance for fiscal year 2009 of 10% revenue growth and 15% to 20% pre-tax net income growth,” stated Greg Skinner, Landec’s Chief Financial Officer. “At this point in time, due to the uncertainty of the U.S. economy and consumer spending, we cannot forecast with any degree of reliability our financial results for all of fiscal year 2009, except that we expect to generate net income and positive cash flow from operations. Our balance sheet remains very strong with over $61 million of cash and marketable securities and no debt.”

For the first six months of fiscal year 2009, the increase in overall revenues of $8.2 million or 7% compared to the same period last year was due to: (1) a $1.7 million or 2% increase in revenues from Apio’s value-added specialty packaging vegetable products, (2) a $5.3 million or 14% increase in revenues from Apio’s commission trading business primarily due to an increase in domestic buy/sell revenues, and (3) a $1.1 million or 345% increase in revenues from Apio's Packaging business due primarily to the timing of minimum payments from Chiquita.

For the first six months of fiscal year 2009, Landec’s net income decreased to $4.3 million from $6.2 million in the same period last year due to several factors. Items decreasing net income included: (1) a $1.5 million decrease in gross profit in Apio’s value-added vegetable business primarily due to increased raw material costs for produce and packaging, (2) a $576,000 or 41% decrease in interest income due to the Company’s decision to invest only in FDIC-insured certificates of deposit, U.S. backed instruments, AAA rated municipal bonds and money market funds, all of which have yields that are considerably lower than those the Company realized from its investments in the same period last year, (3) a $486,000 increase in operating costs primarily due to increased audit, tax and legal fees at Corporate along with planned increases in R&D expenses, and (4) an increase in income tax expense of $594,000 or 25% due to an increase in Landec’s effective tax rate for fiscal year 2009 to 40%. These decreases in net income were partially offset by (1) a $1.1 million or 400% increase in gross profit for Apio Packaging, and (2) a $227,000 or 11% increase in gross profit for Apio’s commission trading business.

For the second quarter of fiscal year 2009, revenues were $58.0 million versus revenues of $59.0 million in the year ago quarter. The Company reported net income for the second quarter of fiscal year 2009 of $1.5 million or $0.06 per diluted share compared to net income of $3.1 million or $0.12 per diluted share in the second quarter of the prior year.

The decrease in revenues for the second quarter of fiscal year 2009 was due to a $2.0 million or 5% decrease in revenues from Apio’s value-added specialty packaging vegetable products due to the decline in the fresh-cut vegetable category during the second quarter. This decrease in revenues was partially offset by a $500,000 or 3% increase in revenues from Apio’s commission trading business due to higher per unit sales price as a result of a change in product mix and from a $480,000 or 271% increase in revenues from Apio Packaging due primarily to the timing of minimum payments from Chiquita.

For the second quarter of fiscal year 2009, Landec’s net income decreased to $1.5 million from $3.1 million in the same period last year due to several factors. Items decreasing net income included: (1) a $1.9 million decrease in gross profit in Apio’s value-added vegetable business primarily due a decrease in revenues and from increased raw material costs for produce and packaging, (2) a $152,000 or 25% decrease in interest income due to the Company’s decision to invest only in FDIC-insured certificates of deposit, U.S. backed instruments, AAA rated municipal bonds and money market funds, all of which have yields that are considerably lower than those the Company realized from its investments in the same period last year, and (3) a $289,000 increase in operating costs primarily due to increased audit, tax and legal fees at Corporate along with planned increases in R&D expense. These decreases in net income were partially offset by (1) a $477,000 increase in gross profit for Apio Packaging, and (2) a $121,000 increase in gross profit for Apio’s commission trading business.

Landec Second Quarter 2009 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 7, 2009 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2009. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 814-8485 or (703) 639-1375 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, January 14, 2009 by calling (888) 266-2081 or (703) 925-2533, code #1315192.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 25, 2008 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	November 30, 2008	May 25, 2008
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$61,227	$59,039
Accounts receivable, net	16,140	19,871
Inventories, net	7,665	7,329
Notes and advances receivable	1,086	501
Deferred taxes	2,180	2,180
Prepaid expenses and other current assets	1,521	1,746
Total Current Assets	89,819	90,666

Property and equipment, net	22,083	21,306
Intangible assets, net	35,589	35,582
Other assets	3,435	3,035
Total Assets	$150,926	$150,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$16,563	$19,264
Income taxes payable	252	—
Accrued compensation	906	2,197
Other accrued liabilities	2,187	2,930
Deferred revenue	2,167	3,613
Total Current Liabilities	22,075	28,004

Deferred revenue	4,000	5,000
Deferred taxes	2,502	1,569
Minority interest	1,531	1,550

Shareholders' Equity
Common stock	26	26
Additional paid-in capital	114,963	112,948
Retained earnings	5,829	1,492
Total Shareholders' Equity	120,818	114,466
Total Liabilities and Shareholders’ Equity	$150,926	$150,589

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 25,	November 30,	November 25,
	2008	2007	2008	2007
Revenues:
Product sales	$55,267	$56,274	$124,128	$116,075
Services revenues	998	909	2,156	1,983
License fees	1,550	1,550	3,100	3,131
Research, development, and royalty revenues	223	228	406	431
Total revenues	58,038	58,961	129,790	121,620

Cost of revenue:
Cost of product sales	49,644	49,348	110,382	102,151
Cost of services revenues	837	756	1,728	1,638
Total cost of revenue	50,481	50,104	112,110	103,789

Gross profit	7,557	8,857	17,680	17,831

Operating costs and expenses:
Research and development	867	788	1,756	1,610
Selling, general and administrative	4,449	4,239	9,125	8,785
Total operating costs and expenses	5,316	5,027	10,881	10,395
Operating income	2,241	3,830	6,799	7,436

Interest income	455	607	812	1,388
Interest expense	(3)	(5)	(4)	(13)
Other expense	(132)	(109)	(296)	(229)
Net income before taxes	2,561	4,323	7,311	8,582
Income taxes	(1,063)	(1,198)	(2,974)	(2,380)
Net income	$1,498	$3,125	$4,337	$6,202

Diluted net income per share	$0.06	$0.12	$0.16	$0.23

Shares used in diluted per share computations	26,814	27,020	26,806	26,970

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 30, 2008
QUESTIONS AND ANSWERS

1)	What is the Company’s outlook for the second half of fiscal year 2009?

It is currently difficult to forecast the remaining six months of fiscal year 2009. The just-ended month of December continued to show a slowdown in our fresh-cut vegetable business compared to the same period last year and the fresh-cut vegetable category continued to show negative growth compared to the same period last year. To be conservative, we are assuming that growth in the overall fresh-cut vegetable category for the second half of fiscal year 2009 will be negative in comparison to last year. However, we expect to continue to grow market share, generate net income and positive cash flow from operations and to reduce operating expenses during the last six months of fiscal year 2009 compared to the same period last year.

2)	What are Landec’s corporate priorities for the next several years?

We have five priorities: (1) continue to grow operating cash flow, (2) extend the commercialization of our BreatheWay® packaging programs in bananas, avocados, mangos and new applications, (3) provide strong technology support to our licensing corporate partners in launching new products, (4) seek synergistic acquisition opportunities that use our technology or expand our technology base, and (5) expand our Intelimer polymer materials R&D activities in order to develop new business opportunities.

In order to successfully advance our priorities, our plan through fiscal years 2009 and 2010 includes the following initiatives:
a) Make one, and possibly two, accretive and synergistic acquisitions that utilize our technology and possibly our existing channels of distribution
b) Conclude at least one new major licensing partnership
c) Expand the sales of our packaging technology with Chiquita and others
d) With Monsanto, bring the seed coating program to field trials
e) Start at least one new initiative in a promising area of materials science outside of our food technology business
f) Continue to generate considerable income and positive cash flow
g) Maintain a strong balance sheet

3)	How is the Chiquita collaboration progressing?

Our programs with Chiquita are progressing on three fronts and delayed on one front:

a) In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks for its new Vivanno™ banana smoothie program throughout the United States. In addition, the Chiquita-To-Go program has been launched in three European countries. The Chiquita-To-Go program is going well and is expanding.

b) In the QSR arena, McDonald’s is currently conducting regional market tests for banana products, including banana smoothies, using Chiquita® bananas delivered in our BreatheWay packaging and we have been informed that the tests are going well.

c) In the avocado program with Chiquita, Chiquita is selling avocadoes packaged in our BreatheWay packaging technology to food service customers and retail grocery chains and the avocado program is going well.

d) Retail grocery store advanced trials for bananas have been put on hold until such time that consumers are prepared to purchase innovative packaged bananas with longer shelf life that are sold as a premium priced product.

4)	What are the longer-term revenue growth prospects for Apio’s food technology business, which consists of Apio’s value-added specialty packaged vegetables business plus Apio’s separate packaging technology business?

We have concerns about the U.S. economy and the impact it is having on consumers. We believe that our BreatheWay packaged food products provide excellent value and a healthy choice for consumers. In the short-term, we expect that consumer demand will remain weak but we foresee good long-term growth in our food business by (1) capturing new customers, and (2) expanding our BreatheWay technology to new markets and application areas. For our food business, our longer-term growth plans include six major initiatives.

Initiatives for our Apio value-added specialty packaged vegetables business include:

i) Develop and launch new, innovatively designed products such as those we are developing in our vegetable salad line.

ii) Look for synergistic acquisition partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

iii) Access unique produce with consumer traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our new exclusive licensing arrangement with Monsanto Seminis, the world’s largest vegetable seed trait developer and supplier. Initial field trials began this past fall.

Initiatives for our Apio packaging technology business include:

i) Expand the use of our BreatheWay technology internationally. We announced a new distribution agreement in June with Breakthrough Solutions for our packaging technology for South America.

ii) Expand our BreatheWay technology in new markets in North America such as food service and delis. Our Apio food business now has these efforts underway using our BreatheWay packaging technology.

iii) Expand our BreatheWay technology into new product applications such as mangos, melons and flowers to name a few.

5)	What is happening in the Monsanto licensing program?

During 2008 Monsanto formed a new business called the Seed Treatment Business which allows Monsanto to develop its seed treatments internally rather than purchasing its seed treatments from third parties. The concept of seed treatments is to place an insecticide or fungicide directly onto the seed surface in order to protect the seed and the seedling as it emerges. It is our hope that Landec’s Intellicoat® seed coating technology can be an integral and proprietary part of Monsanto’s commitment to building a major position in seed treatments worldwide by using Landec’s seed coatings as a “carrier” of insecticides/fungicides which can be dispensed at the appropriate time based on time or soil temperature. We are excited about this program and in fiscal year 2009 we are focused on validating the use of Landec’s coating technology for these applications, including the start of field trials beginning in 2009.

6)	What is happening with Air Products?

The progress was slow in the first two years, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products are focused on two areas -- personal care and catalysts. Air Products has recently accelerated its sales and marketing efforts, particularly in the area of personal care, which should lead to new customers and new product introductions.

7)	How does Landec management plan to handle the current recession and economic downturn?

Because of the strength of our balance sheet and the fact that we continue to generate positive cash flow from operations, we see the next 12-18 months as an opportune time to further investigate acquisitions and corporate licensing. There may be one or more companies that potentially have synergistic products and/or technology platforms that would be an excellent fit for Landec. A number of companies do not have the capital structure to grow. In addition, many corporations are cutting back on R&D expenditures but they need access to new products and technologies and will seek licenses from companies such as Landec. We are prepared to capitalize on these trends by using our strong balance sheet and positive operating cash flow without sacrificing the security of maintaining substantial cash reserves.

8)	How much of this year’s increased tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, and tax credit carryforwards, we are estimating that in fiscal year 2009 Landec will pay only 15% of its GAAP income tax expense in cash, for an effective cash tax rate of 6%, resulting in the preservation of cash and a favorable impact on our cash balance.

9)	How do the Pre-Tax results by line of business for the three and six months ended November 30, 2008 compare with the same periods last year?

	The results are as follows (unaudited and in thousands):
		Three months ended 11/30/08	Three months ended 11/25/07	Six months ended 11/30/08	Six months ended 11/25/07
	Revenues:
	Apio Value Added(a)	$37,314	$39,264	$80,316	$78,658
	Apio Packaging (b)	657	177	1,469	330
	Technology Subtotal	37,971	39,441	81,785	78,988
	Apio Trading (c)	18,355	17,855	44,651	39,306
	Total Apio	56,326	57,296	126,436	118,294
	Tech. Licensing (d)	1,712	1,665	3,354	3,326
	Total Revenues	58,038	58,961	129,790	121,620

	Gross Profit:
	Apio Value Added	4,084	6,029	10,665	12,132
	Apio Packaging	623	146	1,326	265
	Technology Subtotal	4,707	6,175	11,991	12,397
	Apio Trading	1,138	1,017	2,335	2,108
	Total Apio	5,845	7,192	14,326	14,505
	Tech. Licensing	1,712	1,665	3,354	3,326
	Total Gross Profit	7,557	8,857	17,680	17,831

	R&D:
	Apio	322	286	673	656
	Tech. Licensing	545	502	1,083	954
	Total R&D	867	788	1,756	1,610

	S,G&A:
	Apio	3,136	3,340	6,636	6,701
	Corporate	1,313	899	2,489	2,084
	Total S,G&A	4,449	4,239	9,125	8,785

	Other (e):
	Apio	14	(25)	(28)	69
	Corporate	306	518	540	1,077
	Total Other	320	493	512	1,146

	Net Income (Loss) Before Taxes:
	Apio	2,401	3,541	6,989	7,217
	Tech. Licensing	1,167	1,163	2,271	2,372
	Corporate	(1,007)	(381)	(1,949)	(1,007)
	Net Income Before Taxes	$2,561	$4,323	$7,311	$8,582

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.
b)	Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.
c)	Apio’s Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.
d)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
e)	Included in Other are net interest income and non-operating income/(expense).

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161